Exhibit 3.12

Ingersoll-Rand Luxembourg Finance S.A.

Société anonyme

Siége social: 16, avenue Pasteur,

L-2310 Luxembourg

CONSTITUTION DE SOCIETE DU 21 AOÛT 2014

NUMERO 1967/14

In the year two thousand and fourteen, on the twenty-first day of August.

Before the undersigned, Me Francis Kesseler, notary residing in Esch-sur-Alzette, Grand Duchy of Luxembourg.

THERE APPEARED:

Ingersoll-Rand Lux International Holding Company S.à r.l., a company incorporated under the laws of Luxembourg, having its registered office at 16, avenue Pasteur, L-2310 Luxembourg, registered with the Luxembourg Trade and Companies Register, under number B182971, here represented by Mrs. Sophie Henryon, employee, whose professional address is in Esch-sur-Alzette, by virtue of a power of attorney given under private seal.

After signature ne varietur by the authorised representative of the appearing party and the undersigned notary, the power of attorney will remain attached to this deed to be registered with it.

The appearing party, represented as set out above, have requested the undersigned notary to state as follows the articles of incorporation of a public company limited by shares (société anonyme), which is hereby incorporated:

I. NAME - REGISTERED OFFICE - OBJECT - DURATION

Art.1.	Name

The name of the company is “Ingersoll-Rand Luxembourg Finance S.A.” (the Company). The Company is a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).

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Art.2.	Registered office

2.1.	The Company’s registered office is established in the city of Luxembourg, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the board of directors (the Board). It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2.	Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art.3.	Corporate object

3.1.	The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2.	The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.3.	The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4.	The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

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Art.4.	Duration

4.1.	The Company is formed for an unlimited period.

4.2.	The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

II. CAPITAL - SHARES

Art.5.	Capital

5.1.	The share capital is set at fifty thousand United States dollars (USD 50,000), represented by fifty thousand (50,000) registered shares, having a nominal value of one United States dollars (USD 1) each.

5.2.	The share capital may be increased or reduced once or more by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles.

Art.6.	Shares

6.1.	The shares are indivisible and the Company recognises only one (1) owner per share.

6.2.	The shares are and will remain in registered form (actions nominatives).

6.3.	A register of shares shall be kept at the registered office and may be examined by any shareholder on request.

6.4.	A share transfer shall be carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by either:

(i)	both the transferor and the transferee or their authorised representatives; or

(ii)	any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code.

6.5.	Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a share transfer.

6.6.	The Company may redeem its own shares within the limits set out in the Law.

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III. MANAGEMENT - REPRESENTATION

Art.7.	Board of directors

7.1.	Composition of the board of directors

(i)	The Company shall be managed by the Board, which shall comprise at least three (3) members. The directors need not be shareholders.

(ii)	The General Meeting shall appoint the directors and determine their number, their remuneration and the term of their office. Directors cannot be appointed for a term of office of more than six (6) years but are eligible for re-appointment at the expiry of their term of office. The General Meeting may decide to appoint one or several class A directors and one or several class B directors.

(iii)	Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

(iv)	If a legal entity is appointed as a director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised his functions in his own name and on his own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(v)	Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(vi)	If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.

7.2.	Powers of the board of directors

(i)	All powers not expressly reserved to the shareholders by the Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

(ii)	The Board may delegate special or limited powers to one or more agents for specific matters.

(iii)	The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

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7.3.	Procedure

(i)	The Board must appoint a chairperson from among its members, and may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board and of General Meetings.

(ii)	The Board shall meet at the request of the chairperson or any one (1) director, at the place indicated in the notice, which in principle shall be in Luxembourg.

(iii)	Written notice of any Board meeting shall be given to all directors at least twenty-four (24) hours in advance, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

(iv)	No notice is required if all members of the Board are present or represented and each of them states that they have full knowledge of the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board.

(v)	A director may grant to another director a power of attorney in order to be represented at any Board meeting.

(vi)	The Board may only validly deliberate and act if a majority of its members are present or represented. Board Resolutions shall be validly adopted by a majority of the votes of the directors present or represented, provided that if the General Meeting has appointed one or several class A directors and one or several class B directors, at least one (1) class A director and one (1) class B director votes in favour of the resolution. The chairman shall have a casting vote in the event of a tied vote, except if the Board is composed of one or several class A directors and one or several class B directors. Board resolutions shall be recorded in minutes signed by the chairperson, by all the directors present or represented at the meeting, or by the secretary (if any).

(vii)	Any director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting .

(viii)	Circular resolutions signed by all the directors shall be valid and binding as if passed at a duly convened and held Board meeting, and shall bear the date of the last signature.

(ix)	A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction shall be submitted to the shareholders at the next General Meeting, before any vote on any other resolution.

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7.4.	Representation

(i)	The Company shall be bound towards third parties in all matters by joint signature of any class A director and any class B director.

(ii)	The Company shall also be bound towards third parties by the joint or single signature of any persons to whom special signatory powers have been delegated by the Board.

Art.8.	Sole director

8.1.	Where the number of shareholders is reduced to one (1):

(i)	the Company may be managed by a single director until the General Meeting following the introduction of an additional shareholder; and

(ii)	any reference in the Articles to the Board, the directors, some directors or any director should be read as a reference to that sole director, as appropriate.

8.2.	Transactions entered into by the Company which conflict with the interest of its sole director must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business.

Art.9.	Liability of the directors

The directors may not be held personally liable by reason of their office for any commitment they have validly made in the Company’s name, provided those commitments comply with the Articles and the Law.

IV. SHAREHOLDERS

Art.10.	General meetings of shareholders

10.1.	Powers and voting rights

(i)	Resolutions of the shareholders shall be adopted at a general meeting of shareholders (each a General Meeting). The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the Company’s corporate object.

(ii)	Each share entitles the holder to one (1) vote.

10.2.	Notices, quorum, majority and voting proceedings

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(i)	The shareholders may be convened to General Meetings by the Board or the statutory auditor(s). The Shareholders must be convened to a General Meeting following a request from shareholders representing at least one-tenth (1/10) of the share capital.

(ii)	Written notice of any General Meeting shall be given to all shareholders at least eight (8) days prior to the date of the meeting, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

(iii)	General Meetings shall be held at the time and place specified in the notices.

(iv)	If all the shareholders are present or represented and consider themselves duly convened and informed of the agenda of the General Meeting, it may be held without prior notice.

(v)	A shareholder may grant written power of attorney to another person (who need not be a shareholder), in order to be represented at any General Meeting.

(vi)	Any shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at the meeting.

(vii)	Any shareholder may vote by using the forms provided by the Company for that purpose. Voting forms must contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the Company’s registered office. Only voting forms received prior to the General Meeting shall be taken into account in calculating the quorum for the meeting. Voting forms which indicate neither a voting intention nor an abstention shall be considered void.

(viii)	Resolutions to be adopted at General Meetings shall be passed by a simple majority vote, regardless of the proportion of share capital represented.

(ix)	An extraordinary General Meeting may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened by means of notices published twice in the Mémorial and two Luxembourg newspapers, at an interval of at least fifteen (15) days and fifteen (15) days before the meeting. These notices shall state the date and agenda of the General Meeting and the results of the previous General Meeting. The second General Meeting shall deliberate validly regardless of the proportion of capital represented. At both General Meetings, resolutions must be adopted by at least two-thirds of the votes cast.

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(x)	Any change in the nationality of the Company and any increase in a shareholder’s commitment in the Company shall require the unanimous consent of the shareholders and bondholders (if any).

Art.11.	Sole shareholder

When the number of shareholders is reduced to one (1):

(i)	the sole shareholder shall exercise all powers granted by the Law to the General Meeting;

(ii)	any reference in the Articles to the shareholders or the General Meeting is to be read as a reference to the sole shareholder, as appropriate; and

(iii)	the resolutions of the sole shareholder shall be recorded in minutes or drawn up in writing.

V. ANNUAL ACCOUNTS—ALLOCATION OF PROFITS—SUPERVISION

Art.12.	Financial year and approval of annual accounts

12.1.	The financial year begins on the first (1) of January and ends on the thirty-first (31) of December of each year.

12.2.	Each year, the Board must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by the officers, directors and statutory auditors to the Company.

12.3.	One month before the annual General Meeting, the Board shall provide the statutory auditors with a report on, and documentary evidence of, the Company’s operations. The statutory auditors shall then prepare a report setting out their proposals.

12.4.	The annual General Meeting shall be held at the registered office or in any other place within the municipality of the registered office, as specified in the notice, on the second Monday of May of each year at 10.00 a.m. If that day is not a business day in Luxembourg, the annual General Meeting shall be held on the following business day.

Art.13.	Auditors

13.1.	The Company’s operations shall be supervised by one or more statutory auditors (commissaires).

13.2.	When so required by law, the Company’s operations shall be supervised by one or more approved external auditors (réviseurs dentreprises agréés).

13.3.	The General Meeting shall appoint the statutory auditors (commissaires)/external auditors (réviseurs d’entreprises agréés), and determine their number and remuneration and the term of their office. The term of office of the statutory auditors may not exceed six (6) years but may be renewed.

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Art.14.	Allocation of profits

14.1.	Five per cent (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent (10%) of the share capital.

14.2.	The General Meeting shall determine the allocation of the balance of the annual net profits. It may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

14.3.	Interim dividends may be distributed at any time, subject to the following conditions:

(i)	the Board must draw up interim accounts;

(ii)	the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	within two (2) months of the date of the interim accounts, the Board must resolve to distribute the interim dividends; and

(iv)	the statutory auditors (commissaires) or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must prepare a report addressed to the Board which must verify whether the above conditions have been met.

VI. DISSOLUTION—LIQUIDATION

15.1.	The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting shall appoint one or more liquidators, who need not be shareholders, to carry out the liquidation, and shall determine their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators shall have full power to realise the Company’s assets and pay its liabilities.

15.2.	The surplus (if any) after realisation of the assets and payment of the liabilities shall be distributed to the shareholders in proportion to the shares held by each of them.

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VII. General provision

16.1.	Notices and communications may be made or waived and circular resolutions may be evidenced in writing, by fax, email or any other means of electronic communication.

16.2.	Powers of attorney may be granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a director, in accordance with such conditions as may be accepted by the Board.

16.3.	Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference may appear on one original or several counterparts of the same document, all of which taken together shall constitute one and the same document.

16.4.	All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the shareholders from time to time.

TRANSITIONAL PROVISION

The Company’s first financial year shall begin on the date of this deed and end on the thirty-first (31) of December 2014.

SUBSCRIPTION AND PAYMENT

Ingersoll-Rand Lux International Holding Company S.à r.l., represented as stated above, subscribes for fifty thousand (50,000) shares in registered form, having a nominal value of one United States dollars (USD 1) each, and agrees to pay them in full by a contribution in cash of fifty thousand United States dollars (USD 50,000).

The amount of fifty thousand United States dollars (USD 50,000) is at the Company’s disposal and evidence of such amount has been given to the undersigned notary, who acknowledges this expressly.

STATEMENT

The notary drawing up the present deed declares and expressly acknowledges that the conditions set forth in article 26 of the law on commercial companies of 10th August 1915 have been fulfilled.

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COSTS

The expenses, costs, fees and charges of any kind whatsoever to be borne by the Company in connection with its incorporation are estimated at approximately one thousand six hundred euro.

RESOLUTIONS OF THE SOLE SHAREHOLDER

Immediately after the incorporation of the Company, its sole shareholder, representing the entire subscribed share capital, adopted the following resolutions:

1.	The following are appointed as directors of the Company for a period of six (6) years:

Class A directors

Jeffrey TALLYEN, director, born in Pennsylvania, United States of America on September 15, 1963, with professional address at Lenneke Marelaan 6, Alma Court Building, 1932 St-Stevens-Woluwe, Belgium; and

Evmorfia KLITSAKI, director, born in Athens, Greece on September 27, 1968, with professional address at Lenneke Marelaan 6, Alma Court Building, 1932 St-Stevens-Woluwe, Belgium;

Class B directors

Marc Daniel CHONG KAN, director, born in Paris, France on August 24, 1964 with professional address at avenue Pasteur 16, L-2310 Luxembourg, Grand Duchy of Luxembourg;

Livio GAMBARDELLA, director, born in Terlizzi, Italia on December 2, 1975, with professional address at avenue Pasteur 16, L-2310 Luxembourg, Grand Duchy of Luxembourg; and

Scott MCKINLAY, director, born in Dunfermline, United Kingdom on April 11, 1983, with professional address at avenue Pasteur 16, L-2310 Luxembourg, Grand Duchy of Luxembourg.

2.	REVICONSULT S.à r.l. whose registered office is at 24, avenue Victor Hugo, L-1750 Luxembourg, Grand-Duchy of Luxembourg is appointed as statutory auditor (commissaire) of the Company for a period of six (6) years.

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3.	The registered office of the Company is located at 16, avenue Pasteur, L-2310 Luxembourg, Grand Duchy of Luxembourg.

DECLARATION

The undersigned notary, who understands and speaks English, states that at the request of the appearing party, this deed is drawn up in English, followed by a French version, and that in the case of divergences, the English text prevails.

WHEREOF this deed is drawn up in Esch-sur-Alzette, on the day stated above.

After reading this deed aloud, the notary signs it with the authorised representative of the appearing party.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

L’an deux mille quatorze, le vingt-et-un août.

Par devant le soussigné, Maître Francis Kesseler, notaire de résidence à Esch-sur-Alzette, Grand-Duché de Luxembourg.

A COMPARU:

Ingersoll-Rand Lux International Holding Company S.à r.l., une société constitutée selon les lois de Luxembourg, dont le siége social est établi au 16, avenue Pasteur, L-2310 Luxembourg, immatriculée au Registre de Commerce et des Sociétés de Luxembourg sous le numéro B182971, ici représentée par Mme. Sophie Henryon, employée privée, de résidence professionnelle à Esch-sur-Alzette, en vertu d’une procuration donnée sous seing privé.

Aprés signature ne varietur par le mandataire de la partie comparante et le notaire instrumentant, la procuration restera annexée au présent acte pour étre enregistrée avec lui.

La partie comparante, représentée comme indiqué ci-dessus, a prié le notaire instrumentant d’acter de la façon suivante, les statuts d’une société anonyme qui est ainsi constituée:

I. DÉNOMINATION – SIEGE SOCIAL – OBJET – DURÉE

Art.1.	Dénomination

Le nom de la société est “Ingersoll-Rand Luxembourg Finance S.A.” (la Société). La Société est une société anonyme régie par les lois du Grand-Duché de Luxembourg, et en particulier par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la Loi), ainsi que par les présents statuts (les Statuts).

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Art.2.	Siège social

2.1.	Le siège social de la Société est établi à Luxembourg-Ville, Grand-Duché de Luxembourg. Il peut être transféré dans cette même commune par décision du conseil d’administration (le Conseil). Le siège social peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par une résolution de l’assemblée générale des actionnaires (l’Assemblée Générate), selon les modalités requises pour la modification des Statuts.

2.2.	II peut être créé des succursales, filiales ou autres bureaux tant au Grand-Duché de Luxembourg qu’à l’étranger par décision du Conseil. Lorsque le Conseil estime que des développements ou événements extraordinaires d’ordre politique ou militaire se sont produits ou sont imminents, et que ces développements ou évènements sont de nature à compromettre les activités normales de la Société à son siège social, ou la communication aisée entre le siège social et l’étranger, le siège social peut être transféré provisoirement à l’étranger, jusqu’à cessation complète de ces circonstances. Ces mesures provisoires n’ont aucun effet sur la nationalité de la Société qui, nonobstant le transfert provisoire de son siège social, reste une société luxembourgeoise.

Art.3.	Objet social

3.1.	L’objet de la Société est la prise de participations, tant au Luxembourg qu’à l’étranger, dans toutes sociétés ou entreprises sous quelque forme que ce soit, et la gestion de ces participations. La Société peut notamment acquérir par souscription, achat et échange ou de toute autre manière tous titres, actions et autres valeurs de participation, obligations, créances, certificats de dépôt et autres instruments de dette, et plus généralement, toutes valeurs et instruments financiers émis par toute entité publique ou privée. Elle peut participer à la création, au développement, à la gestion et au contrôle de toute société ou entreprise. Elle peut en outre investir dans l’acquisition et la gestion d’un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

3.2.	La Société peut emprunter sous quelque forme que ce soit. Elle peut procéder à l’émission de billets à ordre, d’obligations et de titres et instruments de toute autre nature. La Société peut préter des fonds, y compris notamment, les revenus de tous emprunts, à ses filiales, sociétés affiliées ainsi qu’a toutes autres sociétés. La Société peut également consentir des garanties et nantir, céder, grever de charges ou autrement créer et accorder des sûretés sur toute ou partie de ses actifs afin de garantir ses propres obligations et celles de toute autre société et, de manière générale, en sa faveur et en faveur de toute autre société ou personne. En tout état de cause, la Société ne peut effectuer aucune activité réglementée du secteur financier sans avoir obtenu l’autorisation requise.

3.3.	La Société peut employer toutes les techniques et instruments nécessaires à une gestion efficace de ses investissements et à sa protection contre les risques de crédit, les fluctuations monétaires, les fluctuations de taux d’intérêt et autres risques.

3.4.	La Société peut effectuer toutes les opérations commerciales, financières ou industrielles et toutes les transactions concernant des biens immobiliers ou mobiliers qui, directement ou indirectement, favorisent ou se rapportent à son objet social.

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Art.4.	Durée

4.1.	La Société est constitutée pour une durée indéterminée.

4.2.	La Société ne sera pas dissoute en raison de la mort, de la suspension des droits civils, de l’incapacité, de l’insolvabilité, de la faillite ou de tout autre evenement similaire affectant un ou plusieurs actionnaires.

II. CAPITAL – ACTIONS

Art.5.	Capital

5.1.	Le capital social est fixé à cinquante mille dollars américains (USD 50.000), représenté par cinquante mille (50.000) actions sous forme nominative, ayant une valeur nominale de un dollar américain (USD 1) chacune.

5.2.	Le capital social peut être augmenté ou réduit à une ou plusieurs reprises par une résolution de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts.

Art.6.	Actions

6.1.	Les actions sont indivisibles et la Société ne reconnaît qu’un (1) seul propriétaire par action.

6.2.	Les actions sont et resteront sous forme nominative.

6.3.	Un registre des actions est tenu au siège social et peut être consulté à la demande de chaque actionnaire.

6.4.	Une cession d’action(s) s’opère par la mention dans le registre des actions d’une déclaration de transfert, valablement datée et signée:

(i)	par le cédant et le cessionnaire ou par leurs mandataires; ou

(ii)	par un quelconque mandataire de la Société,

suivant une notification à, ou une acceptation par la Société, conformément à l’article 1690 du Code Civil luxembourgeois.

6.5.	Tout autre document établissant l’accord du cédant et du cessionnaire, dûment signé par les deux parties, peut également être accepté par la Société comme preuve du transfert d’actions.

6.6.	La Société peut racheter ses propres actions dans les limites prévues par la Loi.

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III. GESTION – REPRESENTATION

Art.7.	Conseil d’administration

7.1.	Composition du conseil d’administration

(i)	La Société est gérée par le Conseil composé d’au moins trois (3) membres. Les administrateurs ne sont pas nécessairement actionnaires.

(ii)	L’Assemblée Générale nomme les administrateurs et fixe leur nombre, leur rémunération ainsi que la durée de leur mandat. Les administrateurs ne peuvent pas être nommés pour plus de six (6) ans, mais sont rééligibles à la fin de leur mandat. L’Assemblée Générale peut décider de nommer un ou plusieurs administrateurs de classe A et un ou plusieurs administrateurs de classe B.

(iii)	Les administrateurs sont révocables à tout moment, avec ou sans raison, par une décision de l’Assemblée Générale.

(iv)	Lorsqu’une personne morale est nommée administrateur, celle-ci est tenue de désigner un représentant permanent qui représente ladite personne morale dans sa mission d’administrateur. Ce représentant permanent est soumis aux mêmes règles et encourt les mêmes responsabilités que s’il avait exercé ses fonctions en son nom et pour son propre compte, sans préjudice de la responsabilité solidaire de la personne morale qu’il représente.

(v)	Si le représentant permanent se trouve dans l’incapacité d’exercer sa mission, la personne morale doit nommer immédiatement un autre représentant permanent.

(vi)	En cas de vacance d’un poste d’administrateur, la majorité des administrateurs restants peut y pourvoir provisoirement jusqu’à la nomination définitive, qui a lieu lors de la prochaine Assemblée Générale.

7.2.	Pouvoirs du conseil d’administration

(i)	Tous les pouvoirs non expressément réservés par la Loi ou les Statuts aux actionnaires sont de la compétence du Conseil, qui a tous les pouvoirs pour effectuer et approuver tous les actes et opérations conformes à l’objet social.

(ii)	Le Conseil peut déléguer des pouvoirs spéciaux ou limités à un ou plusieurs agents pour des tâches spécifiques.

(iii)	Le Conseil peut déléguer la gestion journalière et le pouvoir de représenter la Société en ce qui concerne cette gestion, à un ou plusieurs administrateurs, directeurs, gérants ou autres agents, actionnaires ou non, agissant seuls ou conjointement. Si la gestion journalière est déléguée à un ou plusieurs administrateurs, le Conseil doit rendre compte à l’Assemblée Générale annuelle, de tous traitements, émoluments et/ou avantages quelconques, alloués à ce(s) administrateur(s) pendant l’exercice social en cause.

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7.3.	Procédure

(i)	Le Conseil doit élire en son sein un président et peut désigner un secrétaire, qui n’a pas besoin d’être administrateur, et qui est responsable de la tenue des procès-verbaux de réunions du Conseil et de l’Assemblée Générale.

(ii)	Le Conseil se réunit sur convocation du président ou de un (1) administrateur au lieu indiqué dans l’avis de convocation, qui en principe, est au Luxembourg.

(iii)	Une convocation écrite de toute réunion du Conseil est donnée à tous les administrateurs au moins vingt-quatre (24) heures à l’avance, sauf en cas d’urgence, auquel cas la nature et les circonstances de cette urgence sont mentionnées dans la convocation à la réunion.

(iv)	Aucune convocation n’est requise si tous les membres du Conseil sont présents ou représentés et si chacun d’eux déclare avoir parfaitement eu connaissance de l’ordre du jour de la réunion. Un administrateur peut également renoncer à la convocation à une réunion, que ce soit avant ou après ladite réunion. Des convocations écrites séparées ne sont pas exigées pour des réunions se tenant à des heures et dans des lieux fixés dans un calendrier préalablement adopté par le Conseil.

(v)	Un administrateur peut donner une procuration à tout autre administrateur afin de le représenter à toute réunion du Conseil.

(vi)	Le Conseil ne peut délibérer et agir valablement que si la majorité de ses membres sont présents ou représentés. Les décisions du Conseil sont valablement adoptées à la majorité des voix des administrateurs présents ou représentés, à condition que si l’Assemblée Générale a nommé un ou plusieurs administrateurs de classe A et un ou plusieurs administrateurs de classe B, au moins un (1) administrateur de classe A et un (1) administrateur de classe B votent en faveur de la décision. La voix du président est prépondérante en cas de partage des voix, ssauf si le Conseil se compose d’un ou de plusieurs administrateurs de classe A et d’un ou de plusieurs administrateurs de classe B. Les décisions du Conseil sont consignées dans des procès-verbaux signés par le président, par tous les administrateurs présents ou représentés à la réunion ou par le secrétaire (s’il en existe un).

(vii)	Tout administrateur peut participer à toute réunion du Conseil par téléphone ou visioconférence ou par tout autre moyen de communication permettant à l’ensemble des personnes participant à la réunion de s’identifier, de s’entendre et de se parler. La participation par un de ces moyens équivaut à une participation en personne à une réunion valablement convoquée et tenue.

(viii)	Des résolutions circulaires signées par tous les administrateurs sont valables et engagent la Société comme si elles avaient été adoptées lors d’une réunion du Conseil valablement convoquée et tenue et portent la date de la dernière signature.

(ix)	Tout administrateur qui a un intérêt opposé à celui de la Société dans une transaction qui ne concerne pas des opérations courantes conclues dans des conditions normales, est tenu d’en prévenir le Conseil et de faire mentionner cette déclaration au procès-verbal de la réunion. L’administrateur en cause ne peut prendre part à ces délibérations. Un rapport spécial relatif à ou aux transactions concernées est soumis aux actionnaires avant tout vote, lors de la prochaine Assemblée Générale.

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7.4.	Représentation

(i)	La Société est engagée vis-à-vis des tiers, en toutes circonstances, par les signatures conjointes d’un administrateur de classe A et d’un administrateur de classe B.

(ii)	La Société est également engagée vis-à-vis des tiers par la signature conjointe ou unique de toutes personnes à qui des pouvoirs de signature spéciaux ont été délégués par le Conseil.

Art.8.	Administrateur unique

8.1.	Dans le cas où le nombre des actionnaires est réduit à un (1) :

(i)	la Société peut être gérée par un administrateur unique jusqu’à l’Assemblée Générale ordinaire suivant l’introduction d’un actionnaire supplémentaire; et

(ii)	toute référence dans les Statuts au Conseil, aux administrateurs, à quelques administrateurs ou à un quelconque administrateur doit être considérée, le cas échéant, comme une référence à cet administrateur unique.

8.2.	Les transactions conclues par la Société doivent être mentionnées dans des procès-verbaux si elles sont intervenues avec son administrateur unique ayant un intérêt opposé, sauf si elles concernent des opérations courantes conclues dans des conditions normales.

Art.9.	Responsabilité des administrateurs

Les administrateurs ne contractent, à raison de leur fonction, aucune obligation personnelle concernant les engagements régulièrement pris par eux au nom de la Société, dans la mesure où ces engagements sont conformes aux Statuts et à la Loi.

IV. ACTIONNAIRES

Art.10.	Assemblée générale des actionnaires

10.1.	Pouvoirs et droits de vote

(i)	Les résolutions des actionnaires sont adoptées lors des assemblées générales des actionnaires (chacune une Assemblée Générale). L’Assemblée Générale a les pouvoirs les plus étendus pour adopter et ratifier tous les actes et opérations conformes à l’objet social.

(ii)	Chaque action donne droit à un (1) vote.

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10.2.	Convocations, quorum, majorité et procédure de vote

(i)	Les actionnaires peuvent être convoqués aux Assemblées Générales à l’initiative du Conseil ou du/des commissaire(s). Les actionnaires doivent y être convoqués à la demande des actionnaires représentant au moins dix pourcent (10%) du capital social.

(ii)	Une convocation écrite à toute Assemblée Générale est donnée à tous les actionnaires au moins huit (8) jours avant la date de l’assemblée, sauf en cas d’urgence, auquel cas, la nature et les circonstances de cette urgence doivent être précisées dans la convocation à ladite assemblée.

(iii)	Les Assemblées Générales se tiennent au lieu et heure précisés dans les convocations.

(iv)	Si tous les actionnaires sont présents ou représentés et se considèrent comme ayant été valablement convoqués et informés de l’ordre du jour de l’assemblée, l’Assemblée Générale peut se tenir sans convocation préalable.

(v)	Un actionnaire peut donner une procuration écrite à toute autre personne (qui ne doit pas être un actionnaire) afin de le représenter à toute Assemblée Générale.

(vi)	Tout actionnaire peut participer à toute Assemblée Générale par téléphone ou visioconférence ou par tout autre moyen de communication similaire permettant à l’ensemble des personnes participant à la réunion de s’identifier, de s’entendre et de se parler. La participation à la réunion par un de ces moyens équivaut à une participation en personne à une telle réunion.

(vii)	Tout actionnaire peut voter au moyen de formulaires de vote fournis par la Société à cet effet. Les formulaires de vote doivent indiquer la date, le lieu et l’ordre du jour de la réunion et le texte des résolutions proposées. Pour chaque résolution, le formulaire doit contenir trois cases permettant de voter en faveur de cette résolution, de voter contre ou de s’abstenir. Les formulaires de vote doivent être renvoyés par les actionnaires au siège social de la Société. Pour le calcul du quorum, seuls les formulaires de vote reçus par la Société avant la réunion de l’Assemblée Générale sont pris en compte. Les formulaires de vote qui n’indiquent ni une intention de vote ni une abstention sont nuls.

(viii)	Les décisions de l’Assemblée Générale sont adoptées à la majorité simple des voix exprimées, quelle que soit la proportion du capital social représenté.

(ix)

Une Assemblée Générale extraordinaire ne peut modifier les Statuts que si la moitié au moins du capital social est représenté et que l’ordre du jour indique les modifications statutaires proposées ainsi que le texte de celles qui modifient l’objet social ou la forme de la Société. Si ce quorum n’est pas atteint, une deuxième Assemblée Générale peut être convoquée par annonces insérées deux fois, à quinze (15) jours d’intervalle au moins et quinze (15) jours avant l’Assemblée, dans le Mémorial et dans deux journaux de Luxembourg. Ces convocations reproduisent l’ordre du jour de l’Assemblée Générale et indiquent la date et les résultats de la

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précédente Assemblée Générale. La seconde Assemblée Générale délibère valablement quelle que soit la proportion du capital représenté. Dans les deux Assemblées Générates, les résolutions doivent étre adoptées par au moins les deux tiers des voix exprimées.

(x)	Tout changement de nationalité de la Société ainsi que toute augmentation de l’engagement d’un actionnaire dans la Société exige le consentement unanime des actionnaires et des obligataires (s’il y a lieu).

Art.11.	Actionnaire unique

Lorsque le nombre des actionnaires est réduit à un (1) :

(i)	l’actionnaire unique exerce tous les pouvoirs conférés par la Loi à l’Assemblee Générale;

(ii)	toute référence dans les Statuts aux actionnaires ou à l’Assemblée Générale doit étre considérée, le cas échéant, comme une référence à cet actionnaire unique; et

(iii)	les résolutions de l’actionnaire unique sont consignées dans des procès-verbaux ou rédigées par écrit.

V. COMPTES ANNUELS – AFFECTATION DES BENEFICES – CONTRÔLE

Art.11.	Exercice social et approbation des comptes annuels

11.1.	L’exercice social commence le premier (1) janvier et se termine le trente-et-un (31) décembre de chaque année.

11.2.	Chaque année, le Conseil dresse le bilan et le compte de profits et pertes ainsi qu’un inventaire indiquant la valeur des actifs et passifs de la Société, avec une annexe résumant les engagements de la Société ainsi que les dettes des directeurs, administrateurs et commissaire(s) envers la Société.

11.3.	Un mois avant l’Assemblée Générale annuelle, le Conseil remet les piéces, avec un rapport sur les opérations de la Société aux commissaires. Les commissaires préparent ensuite un rapport contenant leurs propositions.

11.4.	L’Assemblee Générale annuelle se tient à l’adresse du siége social ou en tout autre lieu dans la municipalité du siége social, comme indiqué dans la convocation, le deuxième lundi du mois de mai de chaque année à 10 heures. Si ce jour n’est pas un jour ouvré à Luxembourg, l’Assemblée Générale annuelle se tient le jour ouvré suivant.

Art.12.	Commissaires /Réviseurs d’entreprises

12.1.	Les opérations de la Société sont contrôlées par un ou plusieurs commissaires.

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12.2.	Les opérations de la Société sont contrôlées par un ou plusieurs réviseurs d’entreprises agréés, quand la loi le requiert.

12.3.	L’Assemblée Générale nomme les commissaires / réviseurs d’entreprises agréés et détermine leur nombre, leur rémunération et la durée de leur mandat. Le mandat des commissaires ne peut pas dépasser six (6) ans mais peut être renouvelé.

Art.13.	Affectation des bénéfices

13.1.	Cinq pour cent (5%) des bénéfices nets annuels de la Société sont affectés à la réserve requise par la Loi (la Réserve Légale). Cette affectation cesse d’être exigée quand la Réserve Légale atteint dix pour cent (10%) du capital social.

13.2.	L’Assemblée Générale décide de l’affectation du solde des bénéfices nets annuels. Elle peut allouer ce bénéfice au paiement d’un dividende, l’affecter à un compte de réserve ou le reporter en respectant les dispositions légales applicables.

13.3.	Des dividendes intérimaires peuvent être distribués à tout moment, aux conditions suivantes:

(i)	le Conseil établit des comptes intérimaires;

(ii)	ces comptes intérimaires montrent que des bénéfices et autres réserves (en ce compris la prime d’émission) suffisants sont disponibles pour une distribution; étant entendu que le montant à distribuer ne peut pas dépasser le montant des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, le cas échéant, augmenté des bénéfices reportés et des réserves distribuables, et réduit par les pertes reportées et les sommes à affecter à la réserve légale ou statutaire;

(iii)	le Conseil doit décider de distribuer des dividendes intérimaires dans les deux (2) mois suivant la date des comptes intérimaires; et

(iv)	les commissaires ou les réviseurs d’entreprises agréés, selon le cas, doivent préparer un rapport au Conseil qui doit vérifier si les conditions prévues ci-dessous ont été remplies.

VI. DISSOLUTION – LIQUIDATION

15.1.	La Société peut être dissoute à tout moment, par une résolution de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts. L’Assemblée Générale nomme un ou plusieurs liquidateurs, qui n’ont pas besoin d’être actionnaires, pour réaliser la liquidation et détermine leur nombre, pouvoirs et rémunération. Sauf décision contraire de l’Assemblée Générale, les liquidateurs sont investis des pouvoirs les plus étendus pour réaliser les actifs et payer les dettes de la Société.

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15.2.	Le boni de liquidation (s’il y en a un) résultant de la réalisation des actifs et du paiement des dettes est distribué aux actionnaires proportionnellement aux actions détenues par chacun d’entre eux.

VII. DISPOSITIONS GÉNÉRALES

16.1.	Les convocations et communications, ainsi que les renonciations à celles-ci, sont faites, et les résolutions circulaires sont établies par écrit, téléfax, e-mail ou tout autre moyen de communication électronique.

16.2.	Les procurations sont données par tout moyen mentionné ci-dessus. Les procurations relatives aux réunions du Conseil peuvent également être données par un administrateur conformément aux conditions acceptées par le Conseil.

16.3.	Les signatures peuvent être sous forme manuscrite ou électronique, à condition que les signatures électroniques remplissent l’ensemble des conditions légaies requises pour pouvoir être assimilees à des signatures manuscrites. Les signatures des résolutions circulaires ou des résolutions adoptées par téléphone ou visioconférence peuvent être apposées sur un original ou sur plusieurs copies du même document, qui ensemble, constituent un seul et unique document.

16.4.	Pour tous les points non expressément prévus par les Statuts, il est fait référence à la loi et, sous réserve des dispositions légale d’ordre public, à tout accord présent ou futur conclu entre les actionnaires.

DISPOSITION TRANSITOIRE

Le premier exercice social commence à la date du présent acte et s’achève le trente-et-un (31) décembre 2014.

SOUSCRIPTION ET LIBÉRATION

Ingersoll-Rand Lux International Holding Company S.à r.l., représentée comme indiqué ci-dessus, déclare souscrire à cinquante mille (50.000) actions sous forme nominative, ayant une valeur nominale de un dollar américain (USD 1) chacune, et accepte de les libérer intégralement par un apport en numéraire d’un montant de cinquante mille dollars américains (USD 50.000).

Le montant de cinquante mille dollars américains (USD 50.000) est à la disposition de la Société, comme il a été prouvé au notaire instrumentant, qui le constate expressément.

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DECLARATION

Le notaire rédacteur de l’acte déclare avoir vérifié l’existence des conditions énumérées à l’article 26 de la loi sur les sociétés commerciales du 10 août 1915, et en constate expressément l’accomplissement.

FRAIS

Les dépenses, coûts, honoraires et charges de toutes sortes qui incombent à la Société du fait de sa constitution s’élèvent approximativement à mille six cents euros.

RESOLUTIONS DES ACTIONNAIRES

Immédiatement après la constitution de la Société, ses actionnaires, représentant l’intégralité du capital social souscrit, ont adopté les résolutions suivantes :

1.	Les personnes suivantes sont nommées en qualité d’administrateurs pour une durée de six (6) ans :

Administrateurs de classe A

Jeffrey TALLYEN, administrateur, né en Pennsylvanie, Etats-Unis d’Amérique, le 15 septembre 1963, de résidence professionnelle au 6, Lenneke Marelaan, Alma Court Building, 1932 St- Stevens-Woluwe, Belgique;

Evmorfia KLITSAKI, administrateur, née à Athènes, Grèce, le 27 septembre 1968, de résidence professionnelle au 6, Lenneke Marelaan, Alma Court Building, 1932 St-Stevens-Woluwe, Belgique;

Administrateurs de classe B

Marc Daniel CHONG KAN, administrateur, né à Paris, France, le 24 août 1964, de résidence professionnelle au 16, avenue Pasteur, L-2310 Luxembourg, Grand-Duche de Luxembourg ;

Livio GAMBARDELLA, administrateur, né à Terlizzi, Italie, le 2 décembre 1975, de résidence professionnelle au 16, avenue Pasteur, L-2310 Luxembourg, Grand-Duché de Luxembourg; et

Scott MCKINLAY, administrateur, né à Dunfermline, Royaume-Uni, le 11 avril 1983, de résidence professionnelle au 16, avenue Pasteur, L-2310 Luxembourg, Grand-Duché de Luxembourg.

2.	REVICONSULT S.à r.l., dont le siège social est établi a 24, avenue Victor Hugo, L-1750 Luxembourg, Grand-Duchy of Luxembourg, est nommé en qualité de commissaire de la Société pour une durée de six (6) ans.

3.	Le siège social de la Société est établi au 16, avenue Pasteur, L-2310 Luxembourg, Grand- Duché de Luxembourg.

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DÉCLARATION

Le notaire soussigné, qui comprend et parle l’anglais, déclare qu’à la requête de la partie comparante, le présent acte est rédigé en anglais, suivi d’une version française et qu’en cas de divergences, la version anglaise prévaut.

Dont Acte, fait et passé à Esch-sur-Alzette, à la date qu’en tête des présentes.

Après avoir lu le présent acte à voix haute, le notaire le signe avec mandataire de la partie comparante.

(signé) Henryon, Kesseler

Enregistré à Esch/Alzette Actes Civils, le 26 août 2014

Relation : EAC/2014/11474

Reçu soixante-quinze euros

75,00 €

Le Receveur (signé) Santioni

POUR COPIE CONFORME

Délivrée à la société sur demande.

Esch/Alzette, le 1er septembre 2014.

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